--------------------
       FORM 4
--------------------
|_|Check this box if no longer
   subject to Section 16. Form 4
   or Form 5 obligations may
   continue. See Instruction 1(b)

       UNITED STATES SECURITIES AND EXCHANGE COMMISSION OMB APPROVAL
                             Washington, D.C. 20549
                              OMB Number: 3235-0287
                           Expires: December 31, 2001
 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP Estimated average burden

Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
                                                  ------------------------------
                                                           OMB APPROVAL
                                                  OMB Number:          3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------
 (Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*
    Russell                Robert               M.    Jr.
--------------------------------------------------------------------------------
     (Last)               (First)              (Middle)

    257 Great Valley Parkway
--------------------------------------------------------------------------------
                            (Street)
    Malvern                PA                   19355
--------------------------------------------------------------------------------
        (City)               (State)               (Zip)


2. Issuer Name and Ticker or Trading Symbol
    Axeda Systems Inc. ("XEDA")
--------------------------------------------------------------------------------

3. IRS or Identification Number
   of Reporting Person, if an
   entity (Voluntary)

--------------------------------------------------------------------------------

4. Statement for Month/Year
   08/2002
--------------------------------------------------------------------------------

5. If Amendment, Date of
   Original (Month/Year)

--------------------------------------------------------------------------------


6. Relationship of Reporting Person(s) to Issuer
                          (Check all applicable)


        X   Director                         10% Owner
      -----                            -----

        X   Officer (give title              Other (specify below)
      ----- below)                     -----

   Chief Executive Officer and Chairman of the Board
--------------------------------------------------------------------------------

7. Individual or Joint/Group Filing (check applicable line)

    X   Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person


Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security  2. Trans        3. Transaction 4. Securities Acquired (A) 5. Amount of    6. Ownership  7. Nature of
   (Instr. 3)            action Date     Code           or Disposed of(D)          Securities      Form:         Indirect
                         (Month/         (Instr. 8)     (Instr. 3, 4 and 5)        Beneficially    Direct        Beneficial
                         Day/Year)                                                 Owned at        (D) or        Ownership
                                                                                   End of Month    Indirect      (Instr. 4)
                                                                                   (Inst. 3        (I)
                                                                                   and 4)          (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
                                      Code     V        Amount  (A) or (D) Price
                                      ----     -        ------  ---------- -----
------------------------------------------------------------------------------------------------------------------------------------
  Axeda Common Stock    08/16/2002     P                 1,000       A      0.65     48,600            D
------------------------------------------------------------------------------------------------------------------------------------

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


Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

*If this from is filed by more than one reporting  person,  see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II-- Derivative Securities Acquired, Disposed of, or Benefiically Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative     2.           3.           4. Transaction  5. Number of        6. Date Exercisable  7. Title and Amount
   Security                   Conversion   Transaction  Code            Derivative          and Expiration       of Underlying
   (Instr. 3)                 or           Date         (Instr. 8)      Securities          Date                 Securities
                              Exercise     (Month/                      Acquired (A) or     (Month/Day/Year)     (Instr. 3 and 4)
                              Price of     Day/Year)                    Disposed of (D)
                              Derivative                                (Instr. 3, 4,
                              Security                                  and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                         Code    V       (A)       (D)    Date Exer-  Expiration  Title   Amount or
                                                                                          cisable     Date                Number of
                                                                                                                           Shares
                                                         ----   ---     -----    -----    ---------   ----------  -----   ---------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


8. Price of        9. Number      10. Ownership     11. Nature of
   Derivative         of              Form of           Indirect
   Security           derivative      Derivative        Beneficial
   (Instr. 5)         Securities      Security:         Ownership
                      Beneficially    Direct (D)        (Instr. 4)
                      Owned at        or
                      End of          Indirect (I)
                      Month           (Instr. 4)
                      (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Title   Amount or
        Number of
        Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



Explanation of Responses:






         /s/ Robert M. Russell Jr.                         8-16-2002
        --------------------------------------------    -----------------------
            **Signature of Reporting Person                     Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required Page 2 to respond unless the form displays a currently valid OMB control number. SEC 1474 (3-99)

                                                                          Page 2
                                                                 SEC 1474 (3-99)